Exhibit 16.1



January 7, 2008



Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549


We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on December 18, 2007, to be filed by our former client, Harvey Electronics, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,



s/s BDO Seidman, LLP
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BDO Seidman, LLP